CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the registration statement on Form S-8 of American Country Holdings Inc. (formerly The Western Systems Corp. and hereinafter the "Company") of our report dated March 12, 1997 relating to the consolidated balance sheets of the Company as of December 31, 1996 and December 31, 1995 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.


LAZAR, LEVINE & COMPANY LLP

New York, New York
November 3, 1997